Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED JANUARY 31, 2012

Increased Oil Production Drives Significant Improvement

in Financial Results

First Quarter Oil Production Increased 99% and Operating Income Increased 127%

DENVER, COLORADO, March 13, 2012 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken and Three Forks, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today reported financial results for its first fiscal quarter of 2012.

A 99% increase in oil production volumes drove significantly improved financial performance in the first quarter of 2012.  The following table shows the changes in certain financial and operational categories for the quarter ended January 31, 2012 compared to the same quarter last year.

Revenue	+79%
Operating Income	+127%
EBITDA	+96%
Net Income	+515%
Adjusted Net Income	+88%
Total Production (BOE)	+36%
Oil Production (BO)	+99%

Operating income increased to $2,052,000 compared to $904,000 last year on revenue of $5,821,000 compared to $3,250,000 last year.  Increased production volumes accounted for 94% of the revenue increase while price changes accounted for 6% of the increase.

EBITDA (a non-GAAP measure; see reconciliation below) for the first quarter of 2012 increased to $3,842,000 compared to $1,960,000 last year.  Net income was $1,040,000, or $.10 per diluted share, compared to $169,000, or $.02 per diluted share, last year.  Adjusted net income (a non-GAAP measure; see reconciliation below) increased to $1,367,000, or $.14 per share, compared to $726,000, or $.07 per share last year.

DRILLING SUCCESS DRIVES SURGE IN OIL PRODUCTION

AND 36% INCREASE IN TOTAL PRODUCTION VOLUMES

The Company’s oil-focused drilling success yielded a 99% increase in first quarter 2012 oil production compared to last year.  Natural gas drilling was suspended in 2009 because of low natural gas prices.  As a result, mostly normal declines reduced gas production by 9% in the first quarter compared to last year.  The following table shows that the Company’s comparative first quarter production mix shifted solidly in favor of oil.

First Quarter Production Mix	2012	2011
Crude Oil	61%	42%
Natural Gas	39%	58%

Total production volumes increased 36% in the first quarter to 91,000 BOE (barrels of oil equivalent based on six Mcf of gas to one barrel of oil) compared to last year.  The following table shows comparative first quarter production volume percentages by region and highlights the robust shift occurring in the Company’s production mix to crude oil in North Dakota, Kansas and Nebraska and away from natural gas in Oklahoma.

First Quarter Production by Region	2012	2011
North Dakota Bakken and Three Forks	21%	10%
Kansas and Nebraska Lansing Kansas City	21%	15%
Texas Panhandle Tonkawa and Cleveland	10%	8%
Other (primarily Oklahoma natural gas)	48%	67%

Michael D. Davis, interim Chief Executive Officer, stated, “Although we are required to report production volumes on their six to one energy equivalent basis, the current price equivalent is more than forty to one.  That makes oil worth about seven times more than natural gas, which is magnifying our revenue growth and bottom line results compared to our production growth.  For example, in the first quarter of 2012, oil represented 86% of the value of production compared to 61% of production volumes.”

The following table shows comparative first quarter revenue percentages by region.

First Quarter Revenue by Region	2012	2011
North Dakota Bakken and Three Forks	27%	15%
Kansas and Nebraska Lansing Kansas City	32%	26%
Texas Panhandle Tonkawa and Cleveland	9%	5%
Other (primarily Oklahoma natural gas)	32%	54%

FIRST QUARTER WELLHEAD PRICES MIXED

First quarter wellhead oil prices increased 13% to $90.33 compared to $79.75 last year.  Natural gas prices fell 14% to $3.73 compared to $4.34 last year.  For the quarter ended January 31, 2012, the Company had realized hedging losses of $44,000 compared to gains of $36,000 last year.  First quarter oil hedges had the effect of reducing the Company oil price realizations by $.79 per barrel to $89.54.  Last year, natural gas hedges increased first quarter price realizations by $.16 per Mcf to $4.50.

At January 31, 2012, the Company held short swap hedge positions on 6,000 barrels of oil per month for the production months of February 2012 through December 2012, at prices ranging from $91.95 to $93.00.  The hedge is expected to cover approximately 15% to 25% of estimated production for the hedged period.  At first quarter end, unrealized hedging losses were $481,000 compared to $741,000 last year.  The unrealized losses are a non-cash charge calculated at a point in time by applying oil prices as of first quarter-end to open hedging contract volumes.  Actual realized gains or losses on the hedges are determined based on oil prices at the time each month’s hedge contract expires.

RECORD CAPITAL EXPENDITURES

TO BE PARTIALLY FINANCED BY BANK BORROWING

Capital expenditures are expected to more than double in fiscal 2012 to $35,000,000, of which approximately 65% is earmarked for Bakken and Three Forks drilling.  For the first time in Credo’s history, financing will be required to fund a portion of the Company’s capital expenditures.  Accordingly, the Company has established a revolving credit line with its principal bank which provides for a $25,000,000 credit facility.  The initial borrowing base is $7 million but will be increased as the Company pledges additional properties as collateral.  Borrowing in 2012 is expected to range from $7 million to $12 million.  The credit facility is governed by a borrowing base which is determined semi-annually by the lender based on review of the Company’s reserves at April 30 and October 31.  To date, the Company has drawn $2 million on the line of credit with an effective interest rate of 3.5%.

MANAGEMENT COMMENT

Davis continued, “We have been extremely successful transitioning Credo from natural gas to oil in a relatively short time frame.  Our comparative first quarter oil production grew 99% and for the quarter, oil represented 61% of our production mix.  We will continue to build on that momentum throughout 2012 with the objective of oil comprising 75% of our production mix by year-end.

“We entered 2012 with a balanced, multi-year inventory of  projects that will propel Credo’s organic production and reserve gains in the years ahead.  In our Bakken and Three Forks project alone we have approximate 200 to 250 drilling locations based on two Bakken and two Three Forks wells in each spacing unit.  That number could double if, as many of the larger Bakken operators predict, well density increases to eight wells per spacing unit.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Supplemental Non-GAAP Financial Measures

EBITDA

The Company uses this non-GAAP operating performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The Company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Net Income to EBITDA (as used by the Company) is provided in the table below:

	Three Months Ended January 31,
	2012	2011

Net Income as reported	$1,040,000	$169,000
Add Back):
Income Tax Expense	489,000	56,000
Depreciation, Depletion and Amortization Expense	1,832,000	994,000
Unrealized Derivative Losses	481,000	741,000

EBITDA	$3,842,000	$1,960,000

Adjusted Net Income

The following table provides information that the Company believes may be useful to investors that follow the practice of some industry analysts who adjust reported company earnings to match realizations to production settlement months and make other adjustments to exclude certain non-cash items.  The following table provides a reconciliation of Net Income to non-GAAP Adjusted Net Income.

	Three Months Ended January 31,
	2012	2011

Net Income as reported	$1,040,000	$169,000

Adjustments for certain non-cash items:
Unrealized mark-to-market loss on commodity derivatives	$481,000	$741,000
Tax impact	$(154,000)	$(184,000)

Adjusted Net Income	$1,367,000	$726,000

Adjusted Diluted Earnings per Share	$0.14	$0.07

Weighted Average Diluted Shares Outstanding	10,078,000	10,070,000

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Contact:	Michael D. Davis
Chief Operating Officer
and CEO (Interim)
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Three Months Ended
	January 31,
	2012	2011

REVENUES:
Oil sales	$5,031,000	$2,235,000
Natural gas sales	790,000	1,015,000
	5,821,000	3,250,000
COSTS AND EXPENSES:
Oil and natural gas production	1,187,000	867,000
Depreciation, depletion and amortization	1,832,000	994,000
General and administrative	750,000	485,000
	3,769,000	2,346,000

Income from Operations	2,052,000	904,000

Other Income and (Expense)
Realized and unrealized (losses) from derivative contracts	(525,000)	(705,000)
Investment and other income	2,000	26,000
	(523,000)	(679,000)

INCOME BEFORE INCOME TAXES	1,529,000	225,000

INCOME TAXES	(489,000)	(56,000)

NET INCOME	$1,040,000	$169,000

Earnings per share - basic	$.10	$.02

Earnings per share - diluted	$.10	$.02

Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,041,000	10,043,000

Diluted	10,078,000	10,070,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	January 31, 2012	October 31, 2011
Condensed Balance Sheet Information
Cash and Short-Term Investments	$2,165,000	$4,800,000
Other Current Assets	4,355,000	3,457,000
Oil and Natural Gas Properties, Net	50,504,000	47,850,000
Intangible Assets, Net	3,033,000	3,142,000
Other Assets	1,925,000	1,787,000

	$61,982,000	$61,036,000

Current Liabilities	$4,812,000	$5,317,000
Deferred Income Taxes	4,994,000	4,505,000
Asset Retirement Obligations	1,120,000	1,213,000
Stockholders’ Equity	51,056,000	50,001,000

	$61,982,000	$61,036,000